                                                               Exhibit 9(v)(vi)

                       URDANG CAPITAL MANAGEMENT, INC &

                      URDANG SECURITIES MANAGEMENT, INC.

                                CODE OF ETHICS

                                  March 2004

                            As Amended and Restated

                                 November 2006

I. Introduction

       This Code of Ethics (the "Code") has been adopted by Urdang Securities Management, Inc. and Urdang Capital Management, Inc. (collectively referred to herein as, the "Adviser"), each a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), primarily for the purpose of providing rules for employees with respect to their personal securities transactions. As a sub-adviser to one or more investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") (each, a "Fund" and, collectively, the "Funds"), the Adviser is required to adopt a code of ethics in accordance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

       The Adviser and its "Supervised Persons" (as defined below) are subject to certain standards of conduct with respect to activities relating to all of the Adviser's advisory clients. In addition, the Adviser is required to make and keep accurate and current records of securities transactions in which the Adviser, its officers and directors, and certain employees and other related persons have a beneficial interest. The reports pursuant to this Code will enable the Adviser to fulfill this requirement.

II. Background

       The investment management industry is closely regulated under the provisions of the federal securities laws including, but not limited to, the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the "SEC") under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act") as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under the federal securities laws. These legal concepts do not remain static, and further developments of the law in these areas may be expected. They were developed in an effort to self-regulate and preserve investors' confidence that their interests are placed ahead of our own personal trading activities. Supervised Persons of the Adviser should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III. Scope of the Code of Ethics

       The Code covers two general topic areas. First, it includes some broad prohibitions against fraudulent conduct in connection with the clients of the Adviser. Because

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                                                               Exhibit 9(v)(vi)

fraudulent conduct can take many forms, the Code cannot reasonably contain an all-inclusive list of actions or omissions.

       Second, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These requirements have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which the Adviser undertakes on behalf of clients (including the Funds) and personal securities trading by employees of the Adviser and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients.

       As required by the 1940 Act and the Advisers Act, persons covered by this Code and designated by the Adviser as "Access Persons" (as defined herein) are also required to file with the Adviser annual reports of securities holdings and quarterly reports of their personal securities transactions. These reports will be reviewed by the Compliance Officer of the Adviser to determine whether the information suggests any possible violation of this Code. These reports also may be reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Adviser. In addition to serving the purpose of compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

IV. Who is Subject to this Code of Ethics?

       All Supervised Persons of the Adviser are subject to this Code. Note that certain provisions of this Code refer to Access Persons. Those provisions are applicable only to those Supervised Persons of the Adviser who are designated as Access Persons of the Adviser. If you are designated as an Access Person of the Adviser, you must comply with the additional requirements set forth in those provisions (e.g., the securities preclearance and reporting requirements in Sections IX and X of this Code).

V. Legal Concepts

       Important legal concepts under which the Adviser conducts its business are described below.

      A. Fiduciary Duty. Investment advisers owe a fiduciary duty to their clients. This means a duty of loyalty, fairness and good faith toward clients, and a corresponding duty on the part of the adviser not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm's length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of the Adviser's clients (including the Funds and their shareholders) first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
   (3) the fundamental standard that the Adviser's Supervised Persons should not take inappropriate advantage of their positions.

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                                                               Exhibit 9(v)(vi)


      B. Underwriting. Supervised Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act.

   These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to the activities of the Adviser and the Funds.

VI. Enforcement of the Code.

       The enforcement of these rules and procedures is the responsibility of the Adviser's Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances, exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or the Adviser's policy should consult with the Compliance Officer. If the Compliance Officer is absent or unavailable, contact a senior manager at the Adviser for assistance in this regard.

       A. Reporting. This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire or otherwise becoming an Access Person, pre-approval of certain personal securities trades, quarterly reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and other violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described below. Refer to Section X: Reporting and Certification Requirements.

       B. Code Violations. All violations of this Code will be reported to the Compliance Officer or President of the Adviser and a violation notice will be kept in an individual's personnel file. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and comment on or request a reduction in any proposed sanctions.

       C. Sanctions. Careful adherence to this Code is one of the basic conditions of employment by the Adviser. Upon determining that a material violation of this Code of Ethics has occurred, the Adviser may impose such sanctions as it deems appropriate, including, among other matters, a letter of censure or suspension or termination of the employment of the violator, and disgorgement of profits on any transaction in violation of this Code of Ethics.

       D. Additional Penalties. Certain violations of this Code may also involve a violation of civil or criminal laws that may be separately sanctioned by regulatory or other authorities. Under the various federal securities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties. (See also Section VIII.B below for a discussion of certain insider trading penalties.)

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                                                               Exhibit 9(v)(vi)


VII. Definitions.

       A. "Access Person" means:

          (a) any director or officer of the Adviser;

          (b) any employee of the Adviser, or any director, officer, general partner, or employee of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by a Fund, and whose functions relate to the making of recommendations with respect to such purchases or sales;

          (c) any Supervised Person who has access to non-public information regarding any client's (including any Fund's) purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Reportable Fund;

          (d) any Supervised Person who is involved in making Securities recommendations to clients (including the Funds), or who has access to such recommendations that are nonpublic; or

          (e) any individual who is in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Securities by the Fund.

       (1940 Act, Rule 17j-1; Advisers Act, Rule 204A-1).

       The following persons are considered Access Persons under this Code:
       (i) all officers, directors, and employees of Urdang Securities Management; (ii) all officers, directors and members of the Investment Committee of Urdang Capital Management and (iii) any other individuals that may be designated by the Compliance Officer of the Adviser, from time to time, as Access Persons. The Compliance Officer shall inform you if you are an Access Person. If you are uncertain about whether or not you are an Access Person, please immediately contact the Compliance Department for assistance.

       B. "Affiliated Person" (1940 Act, Section 2(a)(3)) means:

          (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

          (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

          (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; or

          (d) any officer, director, partner, co-partner or employee of such other person.

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                                                               Exhibit 9(v)(vi)


       C. "Beneficial ownership" In general, a person is considered to have "beneficial ownership" of securities when that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules thereunder.

   This definition of "beneficial ownership" includes the ownership of and transactions in securities either by the Access Person for his or her own account, or for the account of a member of his or her family (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including any adoptive relationships) living in the same household as the Access Person), or for any account in which such Access Person or a member of his or her family may have an interest, including IRAs, partnerships, trusts, etc. Consult the compliance department for clarification as necessary.

       D. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. (Section 2(a)(9) of the 1940 Act)

       E. "Security" or "security" shall have the meaning set forth in
   Section 2(a)(36) of the 1940 Act. Security does not include (i) direct obligations of the U.S. Government, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end investment companies registered under the 1940 Act (excluding the Reportable Funds and any exchange-traded funds).

       F. "Purchase or sale of a Security" includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.
       G. "Restricted Security" means any Security of a company principally engaged in the real estate industry, including real estate investment trusts, as well as shares of the Funds and any security which is convertible into, exchangeable or exercisable for any such Security.
       H. "Supervised Person" means any officer, partner, or director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. All Access Persons are also Supervised Persons. (Advisers Act,
   Section 202(a)(25))
       I. "Reportable Fund" means (i) any registered investment company for which the Adviser serves as an investment adviser or sub-adviser; and
   (ii) any registered investment company whose investment adviser, sub-adviser, or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (e.g., The Bank of New York, Gannett Welsh & Kotler LLC, Estabrook Capital Management LLC and Trusco Capital Management, Inc. (Seix Advisors), BNY Hamilton

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                                                               Exhibit 9(v)(vi)

   Distributors, Inc.). For clarification purposes, Reportable Funds include, but are not limited to, the BNY Hamilton Funds.

   Note: Reportable Funds do not include money market funds, including the BNY Hamilton money market funds, whether or not the Adviser or any affiliate serves as the investment adviser or sub-adviser.

VIII. General Restrictions

       A. Restrictions Under Rule 17j-l(a) Under the 1940 Act

   No Supervised Person may:

          (a) employ any device, scheme or artifice to defraud any client of the Adviser (including the Funds and their shareholders);

          (b) make to any client of the Adviser (including the Funds and their shareholders) any untrue statement of a material fact or omit to state to such client (including the Funds and their shareholders) a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser (including the Funds and their shareholders); or

          (d) engage in any manipulative practice with respect to any client of the Adviser (including the Funds and their shareholders).

   Any violation of the above shall be considered a violation of this Code.

       B. Insider Trading Restrictions

       No Supervised Person shall purchase or sell any security for his or her own behalf or on behalf of others (including, but not limited to, any client of the Adviser and any members of the immediate family of the Supervised Person) while the Adviser or the Supervised Person is in possession of material, nonpublic information ("insider information") concerning the security or the issuer of the security. In addition to compliance with the requirements of this Code, all personnel must comply with the insider trading restrictions set forth in The Code of Conduct and Interpretive Guidelines of The Bank of New York Company, Inc. A violation of the Adviser's insider trading restrictions may result in criminal and civil penalties, including civil injunctions, treble damages, disgorgement of profits, jail sentences, and fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited.

       Please contact the Compliance Officer with any questions about these insider trading restrictions or for a copy of The Code of Conduct.

       C. Confidentiality of Fund and the Adviser Activity.

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                                                               Exhibit 9(v)(vi)


       Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by the Adviser on behalf of any client (including the Funds), whether or not actually authorized as well as portfolio holdings of any client (including the Funds), must be kept confidential. Personnel of the Adviser shall not divulge to any person contemplated or completed securities transactions of any client of the Adviser (including the Funds), except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by the Adviser. In addition, information about clients (including the Funds), which includes a client's identity and financial information, is confidential and must not be disclosed without the express written consent of the client. Personnel of the Adviser must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

IX. Restrictions and Exemptions on Personal Securities Transactions.

       A. Direct or Indirect Beneficial Ownership. Purchases and sales of securities, including shares of the Reportable Funds, by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules described below. These rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Adviser to obtain advantageous treatment to the detriment of the interests of any client of the Adviser (including the Funds) or that an Access Person is profiting improperly from his or her position. Most transactions are also subject to the reporting requirements of Section X below.

       B. Personal Trading Prohibition/Restrictions.

          (1) Restricted Securities. No Access Person may purchase any Restricted Security at any time.

          (2) Initial Public Offerings. No Access Person may purchase any security, whether or not a "Hot Issue", in an initial public offering without the express prior written approval of the Compliance Officer of the Adviser.

          (3) Dealings With Clients. No Access Person may knowingly sell any security to any client of the Adviser (including the Funds) or knowingly purchase any security from any client of the Adviser (including the Funds).

          (4) Short-Term Trading. The Adviser believes that personal short-term trading may increase the risk of problems arising under the rules of this Code. While the Adviser leaves the extent of trading to an individual's judgment, consistent with his or her objectives and past trading practices, all Access Persons are on notice that such short-term trading practices will be periodically reviewed. In the case of any individual whose trading is deemed to be:

             (a) excessive, or


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                                                               Exhibit 9(v)(vi)


             (b) causing or giving the appearance of conflict of interest with any client's accounts (including the Funds' accounts),

       the Adviser will require that individual to reduce or eliminate this short-term trading activity.

          (5) Private Placements. No Access Person shall acquire securities in a private placement without express prior written approval of the Compliance Officer of the Adviser.

       C. Exempted Transactions. The following transactions are exempted from the restrictions of Section IX B. hereof:

          (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

          (b) Purchases or sales of securities which are not eligible for purchase or sale by any client of the Adviser (including the Funds). This exemption shall not apply to any purchases or sales of an initial public offering (as described in paragraph B(2) above) or private placement of a security (as described in paragraph B(5) above).

          (c) Purchases or sales which are non-volitional.

          (d) Purchases which are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f) Regularly scheduled contributions through payroll deduction by Access Persons who are participants in the Adviser's Section 401(k) Benefit Plan.

          (g) Purchases or sales which receive the prior approval of the Compliance Officer of the Adviser on the basis that the potential for profit from the activities of any client of the Adviser (including the Funds) and for harm to any client of the Adviser (including the Funds) is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by any client of the Adviser (including the Fund), and because they do not involve material non-public information.

       D. Other Transactions and Restrictions.

          (1) Short Sales. Short sales are permitted by Access Persons provided all other requirements of the Code are met.

          (2) Futures and Related Options. No Access Person shall use derivatives including futures, options on futures, or options on a Security to evade the restrictions of the Code. In other words, no Access Person may use derivative

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                                                               Exhibit 9(v)(vi)

       transactions with respect to a Security if the Code would prohibit the Access Person from taking the same position directly in the Security.

          (3) Service as a Director. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of the clients of the Adviser (including the Funds and their shareholders). In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of "Chinese Wall" or other appropriate procedures to be considered and placed into effect at the time.

X. Reporting Requirements.

       A. Initial and Annual Disclosure of Personal Holdings. No later than 10 days after becoming an Access Person (e.g., no later than 10 days after the commencement of employment with the Adviser), each Access Person will be required to disclose in writing all personal securities holdings in which he or she has any direct or indirect beneficial ownership. This information must be current as of a date no more than 45 days prior to the date the person became an Access Person. In addition, each Access Person will be required to submit on an annual basis an updated listing of those personal securities holdings. The annually updated lists are to be submitted no later than February 14 of each year with a listing as of the immediately preceding December 31 year-end date, so long as a person continues to be an Access Person. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer.

       These lists are to include all personal securities holdings beneficially owned by the Access Person, which may include securities that are exempt from the prior clearance procedures. Information in the report shall include
   (i) the title and type of each Security, (ii) each Security's exchange ticker symbol or CUSIP number, (iii) the number of shares or the principal amount of each Security held, (iv) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person's direct or indirect benefit and (v) the date that such report has been submitted.

       B. Quarterly Reports. Under this Code, all Access Persons are required to prepare and file records of their personal securities transactions on a quarterly basis. If no transactions occurred during the period, check the box on the report to indicate this. All Access Persons must file a report with the Compliance Officer within ten calendar days after the end of each calendar quarter.

       In lieu of filing such a quarterly report, an Access Person may have copies of broker trade confirmations and/or account statements relating to the relevant quarter sent to the Compliance Officer, but only if all the information required to be reported in the quarterly report (as set forth in Section X.B.1 below) is contained in the broker trade confirmation or account statements and such confirmations or statements are received by

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                                                               Exhibit 9(v)(vi)


   the Compliance Officer within ten calendar days after the end of the applicable calendar quarter.

       1. Information in Reports. Each report must contain the following information regarding any transaction effected during the applicable quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

          (a) the date of the transaction, the title and type of security, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, and the number of shares (or the principal amount) of each reportable security involved;

          (b) the nature of the transaction (e.g., purchase, sale, option or any other type of acquisition or disposition);

          (c) the price at which the transaction was effected;

          (d) the name of the broker, dealer or bank with whom the transaction was effected; and

          (e) the date the Access Person submits the report.

       Each report must also contain the following information regarding any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

          (a) The name of the broker, dealer or bank with whom the Access Person established the account; and

          (b) The date the account was established.

       2. Review of Chief Compliance Officer's Trading. The Chief Compliance Officer's personal trading and securities holdings must be reviewed by the President of the Adviser or, in his or her absence, a Managing Director of the Adviser. In addition, the Chief Compliance Officer must pre-clear his or her securities transactions with the President or, in his or her absence, a Managing Director of the Adviser. The results of the Chief Compliance Officer's quarterly and annual reporting and review procedure and the related documentation must be reviewed by the President of the Adviser or in his or her absence a Managing Director of the Adviser. These reviews will be documented by the reviewing party.

       3. Additional Information in Reports. At the option of the reporting person, the SEC allows the quarterly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status.

       C. Exemptions from Quarterly Reporting. Quarterly Reports are not required with respect to any of the following:

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                                                               Exhibit 9(v)(vi)


          (a) transactions in securities which are direct obligations of the United States;

          (b) transactions in open-end registered investment companies (other than the Reportable Funds and any exchange-traded funds);

          (c) transactions over which the reporting person does not have any direct or indirect influence or control; or

          (d) regularly scheduled contributions through payroll deduction by Access Persons who are participants in the Adviser's Section 401(k) Benefit Plan.

       D. Reports of Violations. Any Supervised Person promptly shall report any violations of this Code to the Compliance Officer or the President of the Adviser. The President shall provide a report to the Compliance Officer of any violation that is reported to him or her.

XI. Other Rules.

       A. Gifts and Other Preferential Treatment. An Access Person may not in relation to the business of the Adviser seek or accept from any broker or dealer, other financial institution or supplier or contractor to the Adviser,

          (a) any gifts of material value (i.e., in excess of $100 per year); or

          (b) any sort of preferential treatment from, or special arrangements with the institution or supplier.

          Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer.

       B. Finder's Fees. Access Persons should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not securities of the company involved are held by any client of the Adviser (including the Funds)) without the prior permission of the Compliance Officer. Specifically, no finder's or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

       C. Annual Certification. Each Supervised Person will be required to certify annually that:

          (a) he or she has read and understands this Code of Ethics (including any amendments to this Code of Ethics) and understands that he or she is subject to it;

          (b) that he or she has complied, and will continue to comply, with the requirements of this Code of Ethics;

          (c)(if applicable) that he or she has disclosed and/or reported all personal securities transactions required to be disclosed and/or reported pursuant to this Code of Ethics; and

                                     -11-
                                                              November 30, 2006

                                                               Exhibit 9(v)(vi)


          (d) that he or she has promptly reported any violation of this Code of Ethics of which he or she became aware during the annual period to the Compliance Officer or President of the Adviser, and that he or she will continue to report promptly any violations of the Code which he or she becomes aware of to the Compliance Officer or President of the Adviser.

                                     -12-
                                                              November 30, 2006